UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 29, 2004 (March 29, 2004)

New Century Equity Holdings Corp.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-28536	74-2781950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10101 Reunion Place, Suite 450, San Antonio, Texas		78216
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (210) 302-0444

Item 5.   Other Events and Regulation FD Disclosure

          On March 29, 2004, the Company announced that it has signed a definitive agreement to sell all of its holdings in Princeton eCom Corporation (“Princeton”). The Company also announced that its Board of Directors has approved a plan of liquidation and dissolution of the Company and that it will file a proxy statement seeking shareholder approval of the proposed sale of New Century’s holdings in Princeton and New Century’s proposed liquidation and dissolution.

          The Company has entered into a Stock Purchase Agreement to sell all of its holdings in Princeton for $10.0 million in cash to existing and new investors of Princeton (the “Stock Purchase Agreement”). The Stock Purchase Agreement was executed in conjunction with an equity financing that has infused an additional $10.3 million in Princeton for working capital purposes. Subsequent to this financing and prior to the closing of the sale of the Company’s holdings in Princeton, the Company’s fully diluted interest in Princeton has been reduced to approximately 23%. Additionally, the Company has lost its right to appoint a member of the Princeton board as well as other preferred stockholder rights, including the right to vote its stock in Princeton.

          In connection with entering into the Stock Purchase Agreement, the Company has also been released from its guaranty of the Princeton office lease in Princeton, New Jersey.

          The Stock Purchase Agreement is subject to the approval of the Company’s shareholders and is expected to be completed as early as late July 2004.

          After considering all options, the Board of Directors determined that the sale of New Century’s interest in Princeton followed by the liquidation of the Company would be advisable and in the best interest of its stockholders.  As a result, the Company’s Board of Directors has unanimously recommended to the stockholders that the sale of Princeton and related liquidation of the Company be approved.  Princeton engaged in an additional equity financing in March 2004 in which the Company did not participate, since the Company no longer has the cash resources to participate in equity financings of Princeton.  Because New Century did not participate in the financing, New Century lost its seat on Princeton’s board of directors as well as other rights as holders of preferred stock of Princeton.  If and when Princeton engages in additional equity financings, the inability to participate will result in New Century’s holdings in Princeton being further diluted, which may result in decreased value available to stockholders.  In addition, New Century has limited resources to continue to support its current holdings or invest in new businesses, and currently anticipates that as early as mid-to-late 2005, the Company would be required to begin the process of liquidating its holdings in Princeton to raise cash necessary to pay corporate overhead expenses as well as expenses associated with being a public company. This would further dilute the Company’s interest in Princeton, and would eventually deplete any assets New Century might have available to distribute to stockholders.  As a result, the Board of Directors believes that it is important to sell the Company’s holdings in Princeton now and subsequently liquidate New Century to maximize the amount of cash available to the stockholders.

          As of July 31, 2004 (the anticipated date of a special shareholders meeting), the Company’s cash position is estimated to be approximately $4.0 million. In addition to the Company’s cash, the liquidation proceeds would include $10.0 million in cash from the sale of the Company’s holdings in Princeton. The Company also currently holds 375,000 common shares in Sharps Compliance Corp. (“Sharps”) which would be sold for an estimated $0.3 million. The above items represent approximately $14.3 million in estimated liquidation proceeds, before related transaction expenses.

          In conjunction with the proposed liquidation, the Company anticipates utilizing cash through completion of the liquidation, including but not limited to: (i) ongoing operating costs of approximately $0.2 million for a sixty (60) day period subsequent to shareholder approval, (ii)  payment of approximately $0.6 million to the Company’s Chief Executive Officer for his interest in the Company’s holdings of Princeton, (iii) legal, consulting and other transaction related fees estimated at $0.5 million, (iv) severance related expenditures totaling approximately $2.6 million, (v) other costs, including costs of accrued liabilities, insurance, vendor arrangement and lease terminations and other wind-down costs estimated to range from $0.6 million to $1.5 million. In addition, the Company has initially determined that approximately $0.6 million to $0.8 million should be reserved for any unknown liabilities that may arise. As a result, the Company currently estimates that it should be able to distribute to its shareholders, in one or more cash distributions over time, approximately $8.1 million to $9.2 million, or $0.23 to $0.27 per share, in liquidation.  These amounts are estimates only and could ultimately be higher or lower.

          If the shareholders approve the sale of the Company’s holdings in Princeton and the plan of liquidation, the Company intends to dissolve by filing articles of dissolution, liquidate its remaining assets, satisfy its remaining obligations and make one or more distributions to its shareholders of cash or assets available for distribution. The Company currently anticipates that the articles of dissolution would be filed within approximately 10 days following shareholder approval of the plan of liquidation. Upon filing the articles of dissolution, the Company expects to delist its shares from the Over-The-Counter Bulletin Board exchange and close its stock transfer books, which would generally prohibit any further transfers of record of its shares following dissolution. The Company anticipates making an initial distribution to shareholders within approximately 60 days following the filing of the articles of dissolution.  However, the precise timing of these events cannot be predicted, and the initial distribution may be made after the 60-day period.  If the stockholders do not approve the Princeton sale and related liquidation, New Century will not liquidate, and the Board of Directors will continue to manage the Company as a publicly owned corporation and will explore what, if any, alternatives are then available for the future of the business.

          A copy of the Stock Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K.  The Stock Purchase Agreement incorporated by reference into this Item 5 and the description above is qualified in its entirety by reference to the Stock Purchase Agreement.

Item 7.   Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits

	Exhibit	Description

	10.1	Stock Purchase Agreement, dated March 25, 2004

	99.1	Press Release, dated March 29, 2004

Item 12.   Results of Operations and Financial Condition

          On March 29, 2004, the Company issued a press release announcing those matters discussed under Item 5 above and its results of operations for the three and twelve months ended December 31, 2003.  A copy of the press release is attached as Exhibit 99.1.

          The press release included as Exhibit 99.1 to this Current Report on Form 8-K is being furnished pursuant to Item 12 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Act of 1934, as amended, and Section 11 of the Securities Act of 1933, as amended, or otherwise subject to the liabilities of those sections.  This Current Report will not be deemed an admission by the Company as to the materiality of any information in this report that is not required to be disclosed solely by Item 12.  The Company does not undertake a duty to update the information in this Current Report and cautions that the information included in this Current Report is current only as of March 29, 2004 and may change thereafter.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this current report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY EQUITY HOLDINGS CORP.

Date: March 29, 2004	By:	/s/ DAVID P. TUSA

		Name:	David P. Tusa
		Title:	Executive Vice President,
Chief Financial Officer and
Corporate Secretary

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Stock Purchase Agreement, dated March 25, 2004

99.1	Press Release, dated March 29, 2004